Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of shares of Piper Sandler Companies common stock for the Piper Sandler Companies 2024 Employment Inducement Award Plan of our report dated February 26, 2024, with respect to the consolidated financial statements of Piper Sandler Companies and the effectiveness of internal control over financial reporting of Piper Sandler Companies included in its Annual Report (10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

August 19, 2024